As filed with the Securities and Exchange Commission on July 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MyMD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	22-2983783
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

855 N. Wolfe Street, Suite 601

Baltimore, MD 21205

(Address of principal executive offices) (Zip Code)

2018 Equity Incentive Plan

and

2021 Equity Incentive Plan

(Full title of the Plan)

Christopher C. Chapman, M.D.

President and Chief Medical Officer

MyMD Pharmaceuticals, Inc.

855 N. Wolfe Street, Suite 601

Baltimore, MD 21205

(Name and address of agent for service)

(856) 848-8698

(Telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

(212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) of MyMD Pharmaceuticals, Inc. (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register the following shares of the Company’s common stock, no par value per share (“Common Stock”):

●	up to 235,790 shares of Common Stock available for issuance pursuant to restricted stock units outstanding under the 2018 Equity Incentive Plan (as amended, the “2018 Plan”);
●	up to 2,999,040 shares of Common Stock issuable pursuant to restricted stock units and stock options outstanding under the 2021 Equity Incentive Plan (the “2021 Plan”); and
●	up to 4,229,144 shares of Common Stock available for issuance pursuant to unissued stock awards under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the 2018 Plan and the 2021 Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act. Such documents are not being filed by the Company with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed with the Commission (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022;
2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the commission on May 16, 2022; and
3.	The description of our common stock contained in our Form 8-A12B, filed with the Commission on January 17, 2014 (File No. 001-36268), amended and supplemented by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 31, 2022, and any amendment or report filed with the Commission for purposes of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to MyMD Pharmaceuticals, Inc., 855 N. Wolfe Street, Suite 601, Baltimore, MD 21205; Attention: Christopher C. Chapman, M.D. or by telephone at: (856) 848-8698.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and the New Jersey Business Corporation Act (the “Business Corporation Act”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the Business Corporation Act.

Limitation on Liability of Directors

To the fullest extent permitted by the laws of the State of New Jersey, Article IX of the Certificate of Incorporation eliminates the personal liability of all current and former directors and officers to the Company or the Company’s stockholders for any damages for breach of any duty owed to the Company or its stockholders, except that the provisions of Article IX of the Certificate of Incorporation shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Neither the amendment, modification nor repeal of Article IX of the Certificate of Incorporation, nor the adoption of any provision of the Certificate of Incorporation inconsistent with Article IX, shall eliminate, reduce or otherwise adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification, repeal or adoption of such an inconsistent provision.

Indemnification of Directors and Officers

In accordance with Section 14A:3-5 of the Business Corporation Act, Article XI of the Certificate of Incorporation grants the Company’s directors and officers a right to indemnification for all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, a party, or in which that person may become involved by reason of that person being or having been a director or an officer of the Company, or of such other corporation, whether or not that person is a director or an officer of the Company, or of such other corporation, at the time the liabilities or expenses are imposed or incurred, and, during the pendency of any such proceeding, the Company shall, to the fullest extent permitted by law, promptly advance expenses that are incurred from time to time by any such director or officer in connection with the proceeding, subject to the receipt by the Company of an undertaking as required by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number	Description
4.1	Amended and Restated Certificate of Incorporation, effective April 16, 2021 (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on April 22, 2021)
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective April 16, 2021 (previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on April 22, 2021)
4.3	Amended and Restated Bylaws of MyMD Pharmaceuticals, Inc., effective April 16, 2021 (previously filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the Commission on April 22, 2021)
5.1*	Opinion of Haynes and Boone, LLP
23.1*	Consent of Morison Cogen LLP, Independent Registered Public Accounting Firm
23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
99.1	The Company 2018 Equity Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 7, 2018)
99.2	The Company 2018 Plan Amendment (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 28, 2020)
99.3	MyMD Pharmaceuticals, Inc. 2021 Equity Incentive Plan (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Commission on April 22, 2021)
107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on July 5, 2022.

MYMD PHARMACEUTICALS, INC.

By:	/s/ Christopher C. Chapman
Christopher C. Chapman
President and Chief Medical Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints of Christopher C. Chapman or Ian Rhodes, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated and on the 5th day of July, 2022.

Signature	Title	Date

/s/ Christopher C. Chapman	President, Chief Medical Officer and Director	July 5, 2022
Christopher C. Chapman, M.D.	(Principal Executive Officer)

/s/ Ian Rhodes	Chief Financial Officer	July 5, 2022
Ian Rhodes	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua Silverman	Chairman of the Board	July 5, 2022
Joshua Silverman

/s/ Bill J. White	Director	July 5, 2022
Bill J. White

/s/ Christopher C. Schreiber	Director	July 5, 2022
Christopher C. Schreiber

/s/ Jude Uzonwanne	Director	July 5, 2022
Jude Uzonwanne

/s/ Craig Eagle	Director	July 5, 2022
Craig Eagle, M.D.